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                                        .
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)


                           NATURAL HEALTH TRENDS CORP.
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                                (Name of Issuer)

                          Common Stock, $.001 par value

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                         (Title of Class of Securities)

                                    63888P109
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                                 (CUSIP Number)

                                  July 16, 2001
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             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_| Rule 13d-1(b)
             |X| Rule 13d-1(c)
             |_| Rule 13d-1(d)



CUSIP No. 63888P109                              13G

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1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


           DOMINION CAPITAL FUND LIMITED
           N/A
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) |_|
                                                                         (b) |_|
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3.       SEC USE ONLY


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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         BAHAMAS

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                       5.       SOLE VOTING POWER

                                14,108,430
                       ---------------------------------------------------------
                       6.       SHARED VOTING POWER

       NUMBER OF                N/A
        SHARES          --------------------------------------------------------
     BENEFICIALLY      7.       SOLE DISPOSITIVE POWER
       OWNED BY
         EACH                   14,108,430
       REPORTING        --------------------------------------------------------
        PERSON         8.       SHARED DISPOSITIVE POWER
         WITH
                                N/A

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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,108,430
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.13%
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12.      TYPE OF REPORTING PERSON*

         CO
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                       *SEE INSTRUCTIONS BEFORE FILLING OUT


ITEM 1   (a)   NAME OF ISSUER

               Natural Health Trends Corp.

         (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               5605 N. MacArthur Boulevard, 11 Floor
               Irving, Texas 75038

ITEM 2   (a)   NAME OF PERSON FILING

               Dominion Capital Fund Limited

         (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               Harbor House, 2nd Floor
               Waterfront Drive
               P.O. Box 972
               Road Town
               Tortola, British Virgin Islands

         (c)   CITIZENSHIP

               Bahamas

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         (d)   TITLE OF CLASS OF SECURITIES

               Common Stock, $.001 par value

         (e)   CUSIP NUMBER

               63888P109

ITEM 3   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a)   |_|    Broker or dealer registered under section 15 of the Act

         (b)   |_|    Bank as defined in section 3(a)(6) of the Act

         (c)   |_|    Insurance company as defined in section 3(a)(19) of
                      the Act

         (d)   |_|    Investment company registered under section 8 of the
                      Investment Company Act of 1940

         (e)   |_|    An investment adviser in accordance with Rule
                      13d-(b)(1)(ii)(E)

         (f)   |_|    An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F)

         (g)   |_|    A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G)

         (h)   |_|    A savings association as defined in section 3(b) of the
                      Federal Deposit Insurance Act

         (i)   |_|    A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j)   |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

         If this statement is filed pursuant to Rule 13d-1(c), check this box |X|

ITEM 4   OWNERSHIP

         (a)   Amount beneficially owned:

               14,108,430

         (b)   Percent of class:

               8.13%

         (c)   Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote:

                     14,108,430

               (ii)  Shared power to vote or to direct the vote:

                     N/A

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         (iii)   Sole power to dispose or to direct the disposition of:

                 14,108,430

         (iv)    Shared power to dispose or to direct the disposition of:

                 N/A

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       July 16, 2001
                                       --------------------------------------
                                       Date


                                       DOMINION CAPITAL FUND LIMITED

                                       /s/ David Sims
                                       --------------------------------------
                                       Signature


                                       Director
                                       --------------------------------------
                                       Title

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